EX. 99.1

THE J.G. WENTWORTH COMPANY® ANNOUNCES $103 Million Fixed Rate Asset Backed Securitization

RADNOR, PA -The J.G. Wentworth Company® (“J.G. Wentworth” or the “Company”) (NYSE: JGW), a diversified consumer financial services company, today announced that it has issued, through J.G. Wentworth XXXVI LLC, $103,292,000 of Fixed Rate Asset Backed Notes. The notes will be collateralized primarily by payments from a pool of rights arising under court ordered structured settlement payment, court ordered lottery payment, and annuity payment purchase contracts primarily originated by the J.G.Wentworth and Peachtree Financial Solutions companies.
“This is the 43rd securitization for J.G. Wentworth and its predecessors, and our bonds continue to provide institutional investors with a reliable and dependable asset class,” said Scott Stevens, Executive Vice President and Chief Financial Officer, J.G. Wentworth. “The J.G. Wentworth XXXVI LLC transaction generated just over $30 million of net cash after paying off our warehouse facilities. This transaction is consistent with our historical ability to produce significant cash when the Company securitizes,” noted Stevens.

Deal Terms
The issue consists of two classes of placed notes: $92,909,000 Class A Fixed Rate Asset Backed Notes that will pay 4.08%, and $10,383,000 Class B Fixed Rate Asset Backed Notes that will pay 5.68%. The notes are rated AAA (DBRS) and Aaa (Moody’s); and BBB(L) (DBRS) and Baa2 (Moody’s), respectively.

Credit Suisse was the sole structuring advisor and was joined by Barclays as joint book-running manager. Deutsche Bank Securities and Natixis acted as co-managers.

Enhanced Structured Settlement Receivables Risk Management
As part of the Company's enhanced structured settlement payment purchasing risk management process, J.G. Wentworth’s upcoming securitization schedule is expected to increase from three to four per year accessing the market more frequently.

“Our modified securitization program will provide us with additional flexibility to respond to changing market conditions" Stevens continued. "In the case of J.G. Wentworth XXXVI LLC, we chose to reduce the size of that securitization and not have a pre-funding component to the securitization (which historically has accounted for 30-40% of the overall size of the securitization offering) in response to the current market conditions that caused investor spreads to increase beyond the prior securitization’s results. Going forward, adopting a more flexible and frequent securitization program will allow us to better average-in investor spreads."

In addition to the modified securitization program, the Company's enhanced structured settlement payment purchasing risk management process includes a new interest rate hedging program, which will be implemented subsequent to the closing of the J.G. Wentworth XXXVI LLC transaction. The program hedges a portion of structured settlement payment purchases against interest rate volatility at the time new receivables are funded. In so doing, a portion of structured settlement receivables are hedged from interest rate risk, from the time they are funded until the time they are securitized.
Stewart A. Stockdale, Chief Executive Officer, J.G. Wentworth added, "J.G. Wentworth continues to be a brand that is well-respected by the financial markets, which provides us with the access to capital that is supportive of our goals and objectives. We value our reputation for providing investors with financings that have a strong track record, and remain committed to maintaining and expanding our relationships within the institutional investment community to increase both the depth and breadth of our potential market."

EX. 99.1

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements.” All statements, other than statements of historical fact, are forward-looking statements. You can identify such statements because they contain words such as ‘‘plans,’’ ‘‘expects,’’ or ‘‘does expect,’’ ‘‘budget,’’ ‘‘forecasts,’’ ‘‘anticipates,’’ or ‘‘does not anticipate,’’ ‘‘believes,’’ ‘‘intends,’’ and similar expressions or statements that certain actions, events or results ‘‘may,’’ ‘‘could,’’ ‘‘would,’’ ‘‘might,’’ or ‘‘will,’’ be taken, occur or be achieved. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Consideration should be given to the areas of risk set forth under the heading “Risk Factors” in our filings with the Security and Exchange Commission (the “SEC”), including our registration statement on Form S-1 for our initial public offering, as filed with and declared effective by the SEC on November 8, 2013, and in our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our business generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

About The J.G. Wentworth Company®
The J.G. Wentworth Company® is a diversified consumer financial services company. The Company is focused on providing direct-to-consumer access to financing needs through a variety of solutions, including: mortgage lending and refinancing, personal lending, structured settlements payment purchasing, and prepaid cards. Through the J.G. Wentworth, Peachtree Financial Solutions, and Olive Branch Funding brands, the Company is the leading purchaser of structured settlement payments.
Mortgage loans are offered by J.G. Wentworth Home Lending, Inc. NMLS ID # 2925 (www.nmlsconsumeraccess.org), 3350 Commission Court, Woodbridge, VA 22192; 888-349-3773.
For more information about The J.G. Wentworth Company®, visit www.jgw.com or use the information provided below.
This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.
Contacts:
Erik Hartwell, VP, Investor Relations
866-386-3853
investor@jgwentworth.com

or

Media Inquiries
The Glover Park Group
Ray Conger, 202-292-6961
rconger@gpg.com

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